Filed Pursuant to Rule 424(b)(7)

Registration No. 333-130993

PROSPECTUS SUPPLEMENT NO. 13
(To Prospectus Dated January 12, 2006 and Prospectus Supplements Dated June 7 and December 5, 2007)

10,428,558 Shares
Common Stock

                This prospectus supplement supplements the prospectus dated January 12, 2006 and the prospectus supplements dated June 7 and December 5, 2007 relating to the offer and sell from time to time of up to 10,428,558 shares of common stock of The Macerich Company by the selling stockholders named therein.  This number of shares includes 191,263 shares held by selling stockholders that were acquired upon redemption of Units of The Macerich Partnership, L.P. and 10,237,295 shares constituting the maximum number of shares of our common stock that could be issued upon conversion of $950,000,000 aggregate principal amount of our 3.25 % Convertible Senior Notes due 2012 (the “Notes”), subject to certain adjustments.

                Investing in the common stock involves risks.  See “Risk Factors” beginning on page S-2 of the prospectus supplement dated June 7, 2007.

                We will not receive any proceeds from the sale by the selling stockholders of the common stock.  We will pay all expenses of the registration of the common stock and certain other expenses.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 19, 2007.

                The information appearing under the heading “Selling Stockholders” in the prospectus supplement dated December 5, 2007 is hereby supplemented and, as appropriate, amended by the following information.  The number of shares of our common stock indicated for the listed selling stockholders may be in excess of the 10,428,558 shares to which this prospectus supplement relates due to sales or transfers by selling stockholders of the Notes in transactions exempt from the registration requirements under the Securities Act of 1933 after the date on which the selling stockholders provided us with information regarding their holdings of Notes.

Selling Stockholder	Shares Prior to the Offering	Shares Available for Sale Under this Prospectus Supplement	Shares After Completion of the Offering (1)
D.E. Shaw Valence Portfolios, L.L.C. (2)	269,402	269,402	0
Institutional Benchmark Series	5,560	5,560	0
UBS Securities LLC (3)	171,124	171,124	0

(1)                                  Assumes all shares for sale under this prospectus supplement are sold.

(2)                                  D.E. Shaw & Co. L.P., as either managing member or investment advisor, has voting and investment control over the Notes relating to the shares of common stock listed for the selling stockholder.  Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over such Notes on behalf of D.E. Shaw & Co. L.P.  The selling stockholder has stated that it is an affiliate of D.E. Shaw Securities, L.L.C., a registered broker-dealer, and that it acquired the Notes in the ordinary course of business and, at the time of purchase, did not have any agreements, understandings or arrangements, directly or indirectly, with any person to distribute such securities.

(3)                                  The selling stockholder has identified itself as a registered broker-dealer and, accordingly, may be considered an underwriter under this prospectus supplement.